                                               ---------------------------
                                                      OMB APPROVAL
                                               ---------------------------
------                                            OMB NUMBER: 3235-0287
FORM 4                                         EXPIRES:  SEPTEMBER 30, 1998
------                                          ESTIMATED AVERAGE BURDEN
                                               HOURS PER RESPONSE .... 0.5
                                               ---------------------------

/ / Check this box if no           U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                      WASHINGTON, D.C. 20549
    Section 16. Form
    4 or Form 5                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
                                     Section 17(a) of the Public Utility
                             Holding Company Act of 1935 or Section 30(f) of
                                        the Investment Company Act
                                                   of 1940


(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
Williams, Ph.D     Taffy            James      InKine Pharmaceutical Company, Inc. (INKP)       to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
InKine Pharmaceutical Company, Inc.               Person (Voluntary)         April 1998         ----        title ---       below)
Sentry Park East, 1720 Walton Road                                                                          below)
-------------------------------------------
                 (Street)                                                                        President, Chief Operating Officer

                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original          (Check Applicable Line)
                                                                             (Month/Year)         X  Form filed by One Reporting
                                                                                                 ----  Person
                                                                                                     Form filed by More than One
Blue Bell,      Pennsylvania       19422                                                         ----  Reporting Person
-------------------------------------------    -------------------------------------------------------------------------------------
  (City)           (State)         (Zip)       TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5.  Amount of        6. Owner-      7. Nature
    (Instr. 3)                     action      action       or Disposed of (D)           Securities          ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          Beneficially        Form:          direct
                                               (Instr. 8)                                Owned at            Direct         Benefi-
                                  (Month/                                                End of              (D) or         cial
                                   Day/     ----------------------------------------     Month               Indirect       Owner-
                                   Year)      Code  V   Amount    (A) or      Price      (Instr. 3 and 4)    (Instr. 4)     ship
                                                                  (D)                                                       (Instr.
                                                                                                                            4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                       4/1/98      P         5,000     A         $1.25         10,000              D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7/96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                     Code  V    (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Month                (Instr. 4)
   (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
EXPLANATION OF RESPONSES:
**INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.    /S/ TAFFY J. WILLIAMS    APRIL 8, 1998
  SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(a).                                                  ------------------------ --------------
                                                                                             **SIGNATURE OF REPORTING      DATE
                                                                                                PERSON
                                                                                               TAFFY J. WILLIAMS, Ph.D

Note: File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7/96)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.